Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-143267 on Form S-8 of our reports dated May 13, 2015, relating to the consolidated financial statements and financial statement schedule of Acorn International, Inc. and its subsidiaries and variable interest entities (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the Group’s ability to continue as a going concern), appearing in this Annual Report on Form 20-F of the Group for the year ended December 31, 2014.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Shanghai, China

May 13, 2015